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                     CONTINUATION OF EMPLOYMENT AGREEMENT

     AGREEMENT made as of this 27th day of May, 1997 by and between NORD RESOURCES CORPORATION, a Delaware corporation (the "Company"), with an address at 8150 Washington Village Drive, Dayton, Ohio 45458, and TERENCE H. LANG, ("Lang"), an individual residing at 921 West Spring Valley-Painterville Road, Spring Valley, OH 45370.

     WHEREAS, Lang has been the Senior Vice President-Finance of the Company for many years;

     WHEREAS, the Company desires to retain the services of Lang pursuant hereto.

     In consideration of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

     1. EMPLOYMENT. The Company agrees to continue to employ Lang, and Lang hereby agrees to continue such employment for the Term (as defined below), with the duties and compensation and upon the terms and conditions hereinafter set forth in this Agreement.

     2. TERM. The term ("Term") of Lang's employment hereunder shall commence on June 1, 1997 ("Effective Date") and shall continue through and including December 31, 1997 ("Termination Date").

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     3.  DUTIES AND OFFICES.

     (a) During the Term, Lang shall continue to be the Senior Vice President-Finance of the Company until a new Chief Financial Officer is hired.
Thereafter, his title will become "Senior Vice-President." He shall perform the services as set forth in the Company's bylaws, which services shall be commensurate with Lang's status. Lang shall perform his services subject only to the direction and control of the Chief Executive Officer and the Board.

     (b) During the Term, Lang shall devote his full working time and energies to the business and affairs of the Company.

     (c) Unless Lang otherwise agrees in writing, Lang's base for the performance of his services shall be located in or around Dayton, Ohio (whether or not the Company then maintains an office in Dayton), subject to reasonable travel requirements.

     4. COMPENSATION. During the Term, the Company shall pay Lang an annual salary ("Salary") of $261,555 in equal semi-monthly installments, less required withholding and other applicable taxes.

     5.   EXPENSES, BENEFITS AND PERQUISITES.

     (a) The Company will pay or reimburse Lang for all travel and other expenses reasonably incurred by Lang during the Term hereof in connection with the performance of his duties hereunder upon presentment of written expense receipts reflecting such expenses.

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     (b)  Lang will continue to receive substantially the same benefits as he has previously been receiving from the Company.

     (c)  Lang shall be entitled to two weeks paid vacation during the Term.

     6. DISABILITY. If Lang is unable to perform his services by reason of illness or incapacity for a period of 90 consecutive days, the Company shall have the right to terminate this Agreement and all benefits hereunder at any time after the 90th day, provided that on the effective date of termination, Lang is still disabled. Such termination shall not effect any rights which Lang may have at the time of termination pursuant to any insurance, retirement, pension, stock or option award or other benefit plan or arrangement with the Company or under Sections 10 and 12 of this Agreement. During the period of disability prior to termination, the Company shall pay Lang his Salary provided for in this Agreement and shall comply with all other terms and conditions of this Agreement.

     7. DEATH OF LANG. In the event that Lang should die during the Term, this Agreement and all benefits hereunder shall terminate. Such termination shall not affect any rights which Lang, his spouse or estate may have at the time of his death pursuant to any insurance or other death benefit, retirement, pension, stock or option award or any other benefit plan or arrangement with the Company or under Sections 10 and 12 of this Agreement.

     8. DISCHARGE FOR CAUSE. The Board of Directors of the Company may discharge Lang "For Cause" at any time. Such discharge shall be effected by written notice to Lang which shall specify the reasons for Lang's discharge and the effective date thereof. As used herein, the term

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"For Cause" shall mean only chronic alcoholism, drug addiction, criminal dishonesty or willful violation of direct written instructions from the Board of Directors of the Company relating to material matters, which directions are consistent with all applicable laws, rules and regulations and orders to which Lang or the Company are subject and the provisions of this Agreement, unless cured within 10 days after notice. Upon termination pursuant to this Section 8, this Agreement and all benefits hereunder shall terminate, except that such termination shall not effect any right that Lang may have at the time of termination pursuant to any insurance, retirement, pension, stock or option award or any other benefit plan or arrangement with the Company or under Section 10 or 12 of this Agreement.

     9. INDEMNIFICATION. The Company shall indemnify Lang to the fullest extent permitted by law and the certificate of incorporation and bylaws of the Company from and against any loss, claim, liability and/or expense incurred for, or by reason of, or arising out of, acts of Lang as an officer and/or director of the Company or any subsidiary at any time prior to the date hereof or during the Term hereof.

     10. DEFERRED COMPENSATION. The Company recognizes that Lang and his spouse are currently entitled to benefits under the Restated Deferred Compensation Agreement dated May 10, 1989 between the Company and Lang, as amended by Amendment No. 1 thereto dated November 3, 1995 ("Retirement Agreement"). As of the end of the Term, the Company will commence to make payment to Lang of the $143,855 per year which, it is agreed, is the amount to be paid to Lang under the Retirement Agreement and will continue to make such payments to him or his spouse as required thereunder. The Company agrees to fund the trust (the "Trust") created under that certain Trust Agreement dated May 10, 1989, as restated July 7, l995 and as amended by Amendment No. 1

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thereto dated December 1, 1995 to fund the payments due Lang thereunder, by depositing therein (i)  on or before January 1, 1998 an additional $250,000, and
(ii) on or before January 1, 1999 an additional $250,000. The provisions of this Section will survive termination of the provisions of this Agreement.

     11. OPTIONS. Lang currently owns those options listed on Exhibit A hereto ("Lang Options"). All Lang Options (qualified and non-qualified) which expire at a time when the "Market Price" is (x) below or (y) less than $1.00 above the price at which such Lang Options are exercisable will be reissued to Lang by the Company as non-plan, non-qualified options at the same exercise price, but not less than the then "Market Price" with an expiration date of two (2) years after such reissuance, provided that Lang is then or within ninety (90) days prior thereto had been an employee or director of or consultant to the Company and/or its affiliates. For purposes hereof, "Market Price" shall mean the closing sale price of the shares for which the options are exercisable on the New York Stock Exchange or such other exhange on which such shares are then traded on such date.

     EXISTING LOANS. Lang acknowledges that he is currently indebted to the Company in the principal amount of $150,000, in the aggregate, pursuant to the terms of those certain Executive Loan Agreements dated September 10, 1987 and December 1, 1988 (collectively "Lang Loans"). The Company agrees to forgive the principal of the Lang Loans in accordance with the following schedule, provided Lang has not theretofore voluntarily completely terminated his involvement with the Company as officer, director and/or consultant:

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
               FORGIVENESS DATE              PRINCIPAL OF LOAN FORGIVEN
               ----------------              --------------------------
               January 1, 1998                        $ 50,000
               January 1, 1999                        $ 50,000
               January 1, 2000                        $ 50,000
                                                      --------
                                   Total              $150,000
                                                      --------
                                                      --------

     13. BOARD NOMINATIONS. Lang agrees, during the Term and thereafter, if requested to do so, to continue to be a nominee for and serve on the Boards of Directors of the Company and its affiliate, Nord Pacific Limited.

     14.  CONFIDENTIALITY AGREEMENT.

     (a) (i) Lang acknowledges that during his employment with the Company or any of its subsidiaries, he may have access to secret and confidential information, including but not limited to some or all of the following:

               (A) product and business plans, budgets, sales forecasts, design plans, research and engineering data, inventions, methods, systems and processes,

               (B) exploration activities, including, but not limited to, prospects, joint ventures, mining and acquisition opportunities and similar matters,

               (C)  customers, and

               (D)  trade secrets

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(all such information is hereinafter referred to as "Confidential Information").

          (ii) Lang agrees that (except as authorized in writing by the Company or required pursuant to legal or administrative process) he will not reveal, divulge or make known to any person, firm or corporation any Confidential Information.

          (iii) Lang agrees that at any time during the Term upon the request of the Board of Directors and upon the termination of this Agreement, Lang will deliver all Confidential Information together with copies thereof in his possession to the Company. In addition, if after the Term he shall discover any Confidential Information in his possession, he shall forthwith deliver the same together with all copies thereof to the Company.

     (b) In the event of the breach or threatened breach of the terms and conditions of this Section 14 by Lang, the Company shall be entitled to a temporary or preliminary restraining order and an injunction or other equitable relief restraining and enjoining Lang from violating this Section 14. In addition to the equitable relief provided above, the Company shall have the right to pursue all other remedies available at law to the Company for such breach or threatened breach, including recovery of damages from Lang.

     (c) In the event that any of the provisions of this Section 14 shall be deemed unenforceable, invalid, or overbroad, in whole or in part for any reason, then any court of competent jurisdiction is hereby authorized, requested and instructed to reform such provision or provisions to provide for the maximum confidentiality restraints upon the activities of Lang, which may then be legal and valid.

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     15.  DISPUTE RESOLUTION.  Any controversy or claim arising out of or relating to this Agreement and the obligations and responsibilities of the parties hereto or the breach or alleged breach by any of the parties of their respective obligations hereunder shall be settled by arbitration in the City of New York, by one arbitrator in accordance with the then governing Rules of the American Arbitration Association. The written decision of the arbitrator shall be final and binding upon the Company and Lang. Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction. Notwithstanding the above, either party shall be entitled to seek and obtain injunctive or similar relief from a court of competent jurisdiction where appropriate pending arbitration. Both parties hereby submit to the exclusive jurisdiction of the courts of the State of New York or Federal courts situated in New York County, New York for such purpose and for purposes of enforcing any arbitration award. All legal fees and expenses reasonably incurred by Lang in good faith as a result of any claim or arbitration arising from this Agreement shall be paid by the Company.

     16.  MISCELLANEOUS.

     (a) This Agreement contains the entire understanding between the parties hereto concerning the subject matter hereof. This Agreement may only be amended by an instrument in writing executed by the parties hereto.

     (b) This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

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     (c)  This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of the successor or successors of the Company, whether by merger, consolidation or otherwise.

     (d) Any notice to be given pursuant to the terms of this Agreement shall be in writing and delivered by hand or sent by registered or certified mail, to such party's address set forth above or to such other address or to the attention of such other person as either party has specified by prior written notice to the other party.

     (e) The Company's waiver of a breach of any provision of this Agreement by Lang shall not operate or be construed as a waiver of any subsequent breach of this Agreement by the employee. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

     (f) Lang acknowledges that his services are unique and personal. Accordingly Lang shall not assign his rights or delegate his duties or obligations under this Agreement.

     (g) Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

     (h) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and Lang has executed this Agreement all as of the date first above set forth.

                                            NORD RESOURCES CORPORATION

                                            By:   /s/ W. Pierce Carson
                                                 ------------------------

                                            -----------------------------
                                            TERENCE H. LANG

72521.7

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